Exhibit 4.4

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

between

THE PNC FINANCIAL SERVICES GROUP, INC.

and

THE BANK OF NEW YORK

Dated as of February 13, 2008

Supplement to Amended and Restated Junior Subordinated Indenture,

dated as of February 13, 2008

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definitions	2

	ARTICLE 2
	GENERAL TERMS AND CONDITIONS OF THE JSNs

Section 2.01.	Designation, Principal Amount and Authorized Denomination	12
Section 2.02.	Repayment	13
Section 2.03.	Form	16
Section 2.04.	Rate of Interest; Interest Payment Date	17
Section 2.05.	Interest Deferral	17
Section 2.06.	Dividend and Other Payment Stoppages during Deferral Period	18
Section 2.07.	Alternative Payment Mechanism	20
Section 2.08.	Redemption of the JSNs	22
Section 2.09.	Events of Default.	23
Section 2.10.	Securities Registrar; Paying Agent; Delegation of Trustee Duties.	24
Section 2.11.	Obligation to Seek Shareholder Approval to Increase Authorized Share.	24
Section 2.12.	Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership	24
Section 2.13.	Amendment	25

	ARTICLE 3
	REPAYMENT OF JSNs

Section 3.01.	Repayments	25
Section 3.02.	Selection of the JSNs to be Repaid	25
Section 3.03.	Notice of Repayment	25
Section 3.04.	Deposit of Repayment Amount	26
Section 3.05.	Repayment of JSNs	26

	ARTICLE 4
	EXPENSES

Section 4.01.	Expenses	27

	ARTICLE 5
	FORM OF JSN

Section 5.01.	Form of JSNs	28

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	ARTICLE 6
	ORIGINAL ISSUE OF JSNs

Section 6.01.	Original Issue of JSNs	35
Section 6.02.	Calculation of Original Issue Discount	36

	ARTICLE 7
	SUBORDINATION

Section 7.01.	Senior Indebtedness	36
Section 7.02.	Compliance with Federal Reserve Rules	36

	ARTICLE 8
	MISCELLANEOUS

Section 8.01.	Effectiveness	36
Section 8.02.	Successors and Assigns	36
Section 8.03.	Further Assurances	37
Section 8.04.	Effect of Recitals	37
Section 8.05.	Ratification of Indenture	37
Section 8.06.	Governing Law	37

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FIRST SUPPLEMENTAL INDENTURE, dated as of February 13, 2008, between THE PNC FINANCIAL SERVICES GROUP, INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”), having its principal office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania, 15222-2707, and THE BANK OF NEW YORK, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into an Amended and Restated Junior Subordinated Indenture, dated as of February 13, 2008 (the “Indenture”).

PNC Capital Trust E, a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as 7 3/4% Trust Preferred Securities (the “Trust Preferred Securities”), which are beneficial interests in the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its common securities (the “Trust Common Securities” and, together with the Trust Preferred Securities, the “Trust Securities”), in the JSNs (as defined herein).

Section 9.01 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of securities of any series as permitted by Section 2.01 or 3.01 thereof.

Pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.03 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this First Supplemental Indenture have been complied with.

The Company has requested that the Trustee execute and deliver this First Supplemental Indenture and satisfy all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the JSNs, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the JSNs by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the JSNs, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the Declaration of Trust (as defined herein) have the same meaning when used in this First Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this First Supplemental Indenture.

(d) Any reference herein to “interest” shall include any Additional Interest.

“Alternative Payment Mechanism” has the meaning set forth in Section 2.07.

“APM Period” means, with respect to any Deferral Period, the period commencing on the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the JSNs or (ii) the fifth anniversary of the commencement of the Deferral Period, and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the JSNs.

“Business Combination” means a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person.

“Capital Treatment Event” means the Company’s reasonable determination that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after February 13, 2008, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

“Commercially Reasonable Efforts” to sell Replacement Capital Securities in accordance with the Replacement Capital Obligation means commercially reasonable efforts to complete the offer and sale of Replacement Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Replacement Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

“Common Stock” means the common stock of the Company (including Common Stock issued pursuant to the Company’s dividend reinvestment plan and employee benefit plans).

“Common Equity Issuance Cap” has the meaning specified in Section 2.07.

“Company” has the meaning specified in the Recitals.

“Creditor” has the meaning specified in Section 4.01.

“Current Stock Market Price” means, with respect to the Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange, (ii) if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted on the relevant date, (iii) if the Common Stock is not listed on any U.S. securities exchange on the relevant date the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or a similar organization, or (iv) if the Common Stock is not so quoted the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Declaration of Trust” means the Second Amended and Restated Declaration of Trust, dated as of February 13, 2008, among the Company, as Sponsor of the Trust, The Bank of New York, as the Property Trustee, BNYM (Delaware), as the Delaware Trustee, and the Administrative Trustees.

“Debt Exchangeable for Common Equity” has the meaning specified in the Replacement Capital Covenant.

“Debt Exchangeable for Preferred Equity” has the meaning specified in the Replacement Capital Covenant.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the amount deferred, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the JSNs. The settlement of all deferred interest pursuant to Section 2.05(b), whether it occurs on an Interest Payment Date or another date, will immediately terminate the Deferral Period.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Qualifying Preferred Stock in excess of the Preferred Stock Issuance Cap) to Persons that are not Subsidiaries.

“Final Maturity Date” has the meaning specified in Section 2.02 provided, however, that if a date that would otherwise be the Final Maturity Date is not a Business Day, the Final Maturity Date shall be the next succeeding Business Day.

“First Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental to the Indenture entered into pursuant to the applicable provisions thereof.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and The Bank of New York, as trust preferred guarantee trustee, dated as of February 13, 2008.

“Indenture” has the meaning specified in the Recitals.

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities (in this definition, collectively “securities”), that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer or its subsidiaries will redeem or purchase such securities only with the proceeds of Replacement Capital Securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date. Notwithstanding the use of the term “intent-based replacement disclosure” in the definitions of “Qualifying Preferred Stock” or in the definition of “Qualifying Capital Securities,” the requirement in each such definition that a particular security or the related transaction documents include intent-based replacement disclosure shall be disregarded and given no force or effect for so long as the Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Interest Payment Dates” shall have the meaning specified in Section 2.04.

“Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Payment Date, February 13, 2008) to but excluding the next Interest Payment Date.

“Investment Company Event” means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after February 13, 2008, there is more than an insubstantial risk that the Trust is, or will be within 90 days of the date of such opinion of counsel, considered an “investment company” that is required to be registered under the Investment Company Act.

“JSNs” has the meaning specified in Section 2.01.

“Make-Whole Redemption Price” means, with respect to a redemption of the JSNs prior to March 15, 2013 in whole after the occurrence of a Rating Agency Event, an amount equal to the greater of (a) 100% of the principal amount of the JSNs being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal (discounted from March 15, 2013) and interest that would have been payable to and including March 15, 2013 (discounted from their respective Interest Payment Dates) on the JSNs being redeemed (not including any portion of such payments of interest accrued to the Redemption Date ) to the Redemption Date on a quarterly (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case, plus accrued and unpaid interest to the Redemption Date.

“Mandatorily Convertible Preferred Stock” has the meaning specified in the Replacement Capital Covenant

“Market Disruption Event” means, with respect to the issuance or sale of Replacement Capital Securities pursuant to Section 2.02 or Qualifying APM Securities pursuant to Section 2.07, the occurrence or existence of any of the following events or sets of circumstances:

(i) Trading in securities generally (or in the Common Stock or Preferred Stock specifically) on the New York Stock Exchange or any other national securities exchange or in the over-the-counter market, on which the Common Stock and/or Preferred Stock is then listed or traded, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the United States Securities and Exchange Commission, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Common Stock or Preferred Stock;

(ii) The Company would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve) or governmental authority to issue or sell Replacement Capital Securities or Qualifying APM Securities, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s Commercially Reasonable Efforts to obtain such consent or approval;

(iii) The number of shares of Common Stock necessary to raise sufficient proceeds to pay the deferred interest payments would exceed the Shares Available for Issuance and consent of the Company’s shareholders to increase the amount of authorized shares has not been obtained despite the Company having used Commercially Reasonable Efforts to obtain such consent; provided that the foregoing Market Disruption Event will not relieve the Company of its obligation to issue the number of Shares Available for Issuance and to apply the proceeds thereof in partial payment of deferred interest;

(iv) A banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the Common Stock or Preferred Stock has been materially disrupted;

(v) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in Qualifying APM Securities or Replacement Capital Securities, as the case may be, has been materially disrupted;

(vi) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in Qualifying APM Securities or Replacement Capital Securities, as the case may be, has been materially disrupted;

(vii) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, such that market trading in Qualifying APM Securities or Replacement Capital Securities, as the case may be, has been materially disrupted;

(viii) An event occurs and is continuing as a result of which the offering document for the offer and sale of Replacement Capital Securities or Qualifying APM Securities, as the case may be, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 180 days in any 360-day period; or

(ix) the Company reasonably believes that the offering document for such offer and sale of Replacement Capital Securities or Qualifying APM Securities, as the case may be, would not be in compliance with a rule or regulation of the United States Securities and Exchange Commission (for reasons other than those referred to in paragraph (viii) above), and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (ix) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (ix) shall not exceed an aggregate of 180 days in any 360-day period.

“Market Value” has the meaning specified in the Replacement Capital Covenant.

“Moody’s” means Moody’s Investors Services, Inc.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended.

“Parity Securities” means debt securities or guarantees of the Company that rank in right of payment and upon liquidation of the Company on a parity with the JSNs, and includes the JSNs.

“Paying Agent” means, with respect to the JSNs, The Bank of New York or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on the JSNs on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of The Bank of New York, in its capacity as Paying Agent with respect to the JSNs under the Indenture, is located at 101 Barclay Street, Floor 8 West, New York, New York 10286.

“Permitted Remedies” means, with respect to any securities, one or both of the following remedies: (i) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (ii) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Preferred Stock” means the preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning specified in Section 2.07.

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants, provided that the Company may, without the consent of the holders of the Trust Preferred Securities or the JSNs, amend the definition of “Qualifying APM Securities” to eliminate Common Stock or Qualifying Warrants (but not both) from this definition if, after February 13, 2008, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate Common Stock or Qualifying Warrants as a Qualifying APM Security would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes. The Company will promptly notify the holders of the JSNs, and the trustees of the Trust will notify the holders of the Trust Preferred Securities, in the manner contemplated in the Indenture and the Declaration of Trust, of such change.

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Preferred Stock” means non-cumulative perpetual preferred stock issued by the Company that (a) ranks pari passu with or junior to all of the other Preferred Stock, and (b) either (i) is subject to a Qualifying Replacement Capital Covenant or (ii) is subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Company from paying any dividends thereon upon the Company’s failure to satisfy one or more financial tests set forth therein, and (c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than Permitted Remedies.

“Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Warrants” means any net share settled warrants to purchase Common Stock that (a) have an exercise price greater than the Current Stock Market Price of the Common Stock and (b) that the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstances.

“Rating Agency Event” means an amendment, clarification or change has occurred after February 13, 2008 in the equity criteria for securities such as the JSNs of any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (a “Rating Agency”), which amendment, clarification or change results in (i) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the JSNs or (ii) a lower equity credit for the JSNs than the then respective equity credit assigned by such Rating Agency or its predecessor on February 13, 2008.

“Redemption Date” means the date on which the Company elects to redeem the Securities.

“Redemption Price” has the meaning specified in Section 2.08.

“REIT Preferred Securities” has the meaning specified in the Replacement Capital Covenant.

“Repayment Date” means the Scheduled Redemption Date and each Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the JSNs.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of February 13, 2008, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.02 hereof.

“Replacement Capital Obligation” has the meaning specified in Section 2.02.

“Replacement Capital Securities” has the meaning given in the Replacement Capital Covenant.

“Responsible Officer” means, with respect to The Bank of New York in its capacity as Paying Agent, any officer within the Corporate Trust Department (or any successor department, unit or division of The Bank of New York) assigned to the Paying Agent Office of The Bank of New York, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.

“Scheduled Redemption Date” has the meaning specified in Section 2.02 provided, however, that if a date that would otherwise be the Scheduled Redemption Date is not a Business Day, the Scheduled Redemption Date shall be the next succeeding Business Day.

“Securities Registrar” means, with respect to the JSNs, The Bank of New York, or any other firm appointed by the Company, acting as securities registrar for the JSNs.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York, in its capacity as Securities Registrar under the Indenture, is located at 101 Barclay Street, Floor 8 West, New York, NY 10286.

“Shares Available for Issuance” shall be determined, at any time, by (i) deducting from the number of authorized and unissued shares of Common Stock the maximum number of shares of Common Stock that can be issued under existing reservations and commitments under which the Company is able to determine such maximum number and (ii) allocating the remaining authorized and unissued shares of Common Stock on a pro rata basis or such other basis as the Company determines is appropriate to the Alternative Payment Mechanism described in Section 2.07 hereof and to any other similar commitment that is of an indeterminate nature and under which the Company is then required to issue shares.

“Special Record Date” has the meaning specified in Section 2.05(c).

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Supervisory Event” shall commence upon the date the Company has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both (1) to sell Qualifying APM Securities and (2) to apply the net proceeds of such sale to pay deferred interest on the JSNs, and the Company has been notified that the Federal Reserve disapproves of either of these actions, even though the Company has affirmatively requested approval. A Supervisory

Event shall cease on the Business Day following the earlier to occur of (i) the tenth anniversary of the commencement of any Deferral Period or (ii) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention to both (1) issue or sell Qualifying APM Securities and (2) apply the net proceeds from such sale to pay deferred interest on the JSNs.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after February 13, 2008; or

(ii) official administrative decision or judicial decision interpreting or applying those laws or regulations that is announced on or after February 13, 2008;

there is more than an insubstantial risk that:

(A) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the JSNs;

(B) interest payable by the Company on the JSNs is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(C) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Trading Day” means a day on which the Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which the Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which the Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective successors) or, if any of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective successors) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary United States Government securities dealer, another nationally recognized investment banking firm that is a primary United States Government securities dealer specified by the Company for these purposes.

“Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the JSNs being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trust” has the meaning specified in the Recitals.

“Trust Common Securities” has the meaning specified in the Recitals.

“Trustee” has the meaning specified in the Recitals.

“Trust Preferred Securities” has the meaning specified in the Recitals.

“Trust Securities” has the meaning specified in the Recitals.

“Underwriting Agreement” means the Underwriting Agreement, dated as of February 6, 2008, among the Trust, the Company and the underwriters named therein.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE JSNs

Section 2.01. Designation, Principal Amount and Authorized Denomination. There is hereby authorized a series of Securities designated the 7 3/4% Junior Subordinated Notes due March 15, 2068 (the “JSNs”), the amount of which to be issued shall be as set forth in any Company Order for the authentication and delivery of JSNs pursuant to the Indenture. The denominations in which JSNs shall be issuable is $1,000 principal amount and integral multiples thereof.

Section 2.02. Repayment. The principal amount of the JSNs, together with accrued and unpaid interest, is due and payable on March 15, 2068, (the “Final Maturity Date”). If that day is not a Business Day, such principal and interest will be due and payable on the next Business Day without adjustment. However, the Company shall redeem the JSNs on March 15, 2038 (the “Scheduled Redemption Date”), but only out of net proceeds raised from the sale to third party purchasers of one or more issuances of Replacement Capital Securities in the amounts specified in the case of:

(i) Common Stock and rights to acquire Common Stock, valued at 200% of their net cash proceeds,

(ii) Common Stock delivered, as consideration for property or assets in an arms’ length transaction or in connection with the conversion or exchange of any convertible or exchangeable securities (other than securities for which the Company or any Subsidiaries have received equity credit from any NRSRO), valued at 200% of the Market Value of such Common Stock,

(iii) REIT Preferred Securities, valued at 100% of their net cash proceeds, and

(iv) Qualifying Capital Securities, Debt Exchangeable for Common Equity, Mandatorily Convertible Preferred Stock, Qualifying Preferred Stock and Debt Exchangeable for Preferred Equity, in each case valued at 100% of their net cash proceeds.

This obligation is referred to as the “Replacement Capital Obligation.” If the Scheduled Redemption Date is not a Business Day, the Scheduled Redemption Date shall be the following Business Day.

The Company’s obligation to redeem the JSNs on the Scheduled Redemption Date is subject to prior approval of the Federal Reserve, if such approval is then required, under the Federal Reserve’s capital guidelines applicable to bank holding companies.

In addition, the Company’s obligation to redeem the JSNs on the Scheduled Redemption Date is limited in the following respects. The Company shall use its Commercially Reasonable Efforts (except as described below) to raise sufficient net proceeds from the issuance of Replacement Capital Securities to repay the JSNs on the Scheduled Redemption Date, only to the extent that the Company has raised sufficient net proceeds within the 180-day period prior to the Scheduled Redemption Date, subject to the occurrence of a Market Disruption Event. The Company shall notify holders of the JSNs and the Trust Preferred Securities and the Trustee not more than 60 and not less than 30 days prior to the Scheduled Redemption Date of its expectation to redeem the JSNs. If the Company has not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the JSNs on the Scheduled Redemption Date, the Company will apply any available proceeds so raised:

(i) to pay accrued and unpaid interest in chronological order; and

(ii) to repay all principal outstanding on the JSNs.

Each holder of the Trust Preferred Securities will be entitled to receive its pro rata share of any amounts received on the JSNs.

The Company will agree to continue using its Commercially Reasonable Efforts (except as described below) to raise sufficient proceeds to permit repayment of the balance of the amount due on the JSNs as soon as commercially practicable and will use any proceeds raised, on each Interest Payment Date following the Scheduled Redemption Date, to reduce the balance outstanding on such Interest Payment Date until the JSNs are paid in full. The Replacement Capital Obligation will continue to apply until the first to occur of:

(i) March 15, 2048;

(ii) the date the Company has raised sufficient net proceeds to permit repayment of the JSNs in full in accordance with the Replacement Capital Obligation; and

(iii) an Event of Default resulting in acceleration of the JSNs under the Indenture.

Except under the circumstances described below, the Company’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds would be a breach of covenant under the Indenture. However, in no event will such failure be an Event of Default thereunder.

The Company may amend or supplement the Replacement Capital Obligation with the consent of the holders of a majority by liquidation preference of the Trust Preferred Securities or, if the JSNs have been distributed by the property trustee, the holders of a majority by principal amount of the JSNs. The Company may, acting alone and without the consent of the such holders, amend or supplement the Replacement Capital Obligation:

(i) to eliminate Common Stock, Debt Exchangeable for Common Equity, rights to acquire Common Stock, and/or Mandatorily Convertible Preferred Stock as Replacement Capital Securities if, after the date of the Replacement Capital Obligation, the Company has been advised in writing by a nationally recognized independent accounting firm or an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to do so would result in a reduction in the Company’s earnings per share as calculated in accordance with generally accepted accounting principles in the United States;

(ii) if the amendment or supplement is not adverse to such holders and one of the Company’s officers has delivered a written certificate to such holders to this effect; or

(iii) if the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as Replacement Capital Securities (other than the securities covered by (i) above), and one of the Company’s officers has delivered a written certificate to such holders stating that, in his or her determination, such amendment or supplement would not adversely affect them.

Any principal amount of the JSNs remaining outstanding, together with accrued and unpaid interest, will be due and payable on the Final Maturity Date (or if this day is not a Business Day, the following Business Day, without adjustment), regardless of the amount of Replacement Capital Securities the Company has issued and sold by that time.

The Company shall not be required to redeem the JSNs on or after the Scheduled Redemption Date to the extent the Company provides written certification to the Trustee (which the Trustee will forward upon receipt to the Property Trustee which will in turn forward upon receipt to each holder of record of the Trust Preferred Securities) no more than 15 and no less than 10 Business Days in advance of the required repayment date certifying that:

(i) a Market Disruption Event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment after the Scheduled Redemption Date, the 90-day period preceding the date of the certificate; and

(ii) either (a) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the Market Disruption Event continued for only part of the period, but the Company was unable, after Commercially Reasonable Efforts, to raise sufficient net proceeds during the rest of that period to permit repayment of the JSNs in full.

Net proceeds that the Company is permitted to apply to repayment of the JSNs on and after the Scheduled Redemption Date will be applied:

(i) first, to pay deferred interest to the extent of eligible proceeds under the Alternative Payment Mechanism;

(ii) second, to pay current interest that the Company is not paying from other sources; and

(iii) third, to repay the principal of JSNs, subject to a minimum principal amount of $5 million to be repaid on the Scheduled Redemption Date or any subsequent Interest Payment Date;

provided that if the Company is obligated to sell Replacement Capital Securities in accordance with the Replacement Capital Obligation and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the JSNs, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the JSNs and those other securities having the same scheduled repayment date or Scheduled Redemption Date as the JSNs pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or Scheduled Redemption Date until the principal of and all accrued and unpaid interest on the JSNs has been paid in full. If the Company raises less than $5 million of proceeds from the sale of Replacement Capital Securities during the relevant 180-day or 90-day period, the Company shall not be required to repay any JSNs on the Scheduled Redemption Date or the next Interest Payment Date, as applicable, but will use those net proceeds to repay the JSNs on the next Interest Payment Date as of which the Company has raised at least $5 million of net proceeds.

Section 2.03. Form. The JSNs shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the JSNs issued in definitive form will be payable, the transfer of such JSNs will be registrable and such JSNs will be exchangeable for JSNs bearing identical terms and provisions and notices and demands to or upon the Company in respect of the JSNs and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar, provided further that if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSNs then payment of interest shall be made by wire transfer in immediately available funds to a bank account number specified by the Property Trustee. The JSNs may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.04. Rate of Interest; Interest Payment Date. (a) Rate of Interest. The JSNs shall bear interest from and including February 13, 2008 to but excluding March 15, 2068 at the rate of 7 3/4% per annum, computed on the basis of a 360 day year comprised of twelve 30 day months. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time on the JSNs, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Date. Subject to the other provisions hereof, interest on the JSNs shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2008, until and including March 15, 2068 (each such date, an “Interest Payment Date”), or if any such day is not a Business Day, the following Business Day (and no interest shall accrue as a result of such postponement). The record date for an Interest Payment Date shall be the last day of the month immediately preceding the month in which the interest payment date falls, whether or not a Business Day.

Section 2.05. Interest Deferral. Option to Defer Interest Payments.

(i) The Company shall have the right at any time and from time to time, to defer the payment of interest on the JSNs for one or more consecutive Interest Periods that do not exceed 10 years, provided that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment or redemption in full of the JSNs. Upon termination of any Deferral Period and upon the payment of all deferred interest then due on any Interest Payment Date the Company may elect to begin a new Deferral Period pursuant to this Section 2.05. At the end of any Deferral Period, the Company shall pay all deferred interest on the JSNs to the Persons in whose names the JSNs are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(ii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.05(b).

(b) Payment of Deferred Interest. The Company will not pay deferred interest on the JSNs on any Interest Payment Date during any Deferral Period prior to the Final Maturity Date or at any time an Event of Default has occurred and is continuing from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period or at any other time from any available funds and (ii) if a Supervisory Event has occurred and is continuing, then the Company may (but is not obligated to) pay deferred interest with cash from any source. In addition, if the Company sells Qualifying APM Securities pursuant to Section 2.07 but a Supervisory Event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest on the JSNs.

(c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.05(b) and Section 2.07 shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later, at any time within 90 days following the date of consummation of the Business Combination). The Company will establish a record date for the payment of any deferred interest pursuant to this Section 2.05(c) on a date other than an Interest Payment Date (a “Special Record Date”).

(d) Notice of Deferral. The Company shall give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the JSNs, to the Property Trustee and the Delaware Trustee at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the JSNs, to Holders of the JSNs and the Trustee at least five Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period shall be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.

Section 2.06. Dividend and Other Payment Stoppages during Deferral Period.

(a) Dividend and Other Payment Stoppages. So long as any JSNs remain outstanding, if the Company has given notice of its election to defer interest payments on the JSNs but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or any debt securities or guarantees of the Company that rank junior in right of payment and upon the Company’s liquidation to the JSNs; or

(iii) make any payments under any guarantee by the Company that ranks pari passu with or junior to the Guarantee Agreement;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any repurchase, redemption or other acquisition of shares of its capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the applicable Deferral Period, (C) a dividend reinvestment or shareholder purchase plan, or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (2) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (4) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (5) payments by the Company under any guarantee agreement executed for the benefit of the holders of the Trust Preferred Securities, (6) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (7) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the JSNs) and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities, provided that such payments are made in accordance with Section 2.07(c) to the extent it applies, or (8) any payment of principal on Parity Securities necessary to avoid a breach of the instrument governing such Parity Securities. The distribution restrictions and exceptions in this Section 2.06 shall be in lieu of the distribution restrictions and exceptions in Section 3.11 of the Indenture.

(b) Additional Limitation on Deferral over One Year. If any Deferral Period lasts longer than one year, neither the Company nor any of its Subsidiaries may repurchase or acquire any securities ranking junior to or pari passu with any Qualifying APM Securities the proceeds of which were used to settle deferred interest during the relevant Deferral Period before the first anniversary of the date on which all deferred interest on the JSNs has been paid, subject to the exceptions listed in Section 2.06(a). However, if the Company is involved in a Business Combination then the one year restriction on such repurchases in the preceding sentence will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later, at any time within 90 calendar days following the date of consummation of such Business Combination).

Section 2.07. Alternative Payment Mechanism. (a) Obligation to Issue Qualifying APM Securities. During the APM Period, the Company shall, subject to the occurrence and continuation of a Supervisory Event or a Market Disruption Event as described under Section 2.07(b) and subject to Section 2.05(c), issue one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the JSNs and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.06, provided that:

(i) The Company may, but is not obligated to pay deferred interest with cash from any source if a Supervisory Event has occurred and is continuing;

(ii) the foregoing obligations shall not apply to the extent that, with respect to deferred interest attributable to the first five years of any Deferral Period, the net proceeds of any issuance of Common Stock (or, if the definition of Qualifying APM Securities has been modified to exclude Common Stock, Qualifying Warrants) applied during such Deferral Period to pay interest on the JSNs pursuant to this Section 2.07, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest regardless of the time at which it was deferred, pursuant to this Section 2.07, subject to any Supervisory Event or Market Disruption Event; and provided, further, that if the Common Equity Issuance Cap is reached during an Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period; and

(iii) the foregoing obligations shall not apply to the extent that the net proceeds of any issuance of Qualifying Preferred Stock applied to pay interest on the JSNs pursuant to this Section 2.07, together with the net proceeds of all prior issuances of Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the JSNs initially issued under the Indenture (the “Preferred Stock Issuance Cap”).

For the avoidance of doubt, (x) once the Company reaches the Common Equity Issuance Cap for an Deferral Period, the Company shall not be required to issue more Common Stock with respect to deferred interest attributable to the first five years of such Deferral Period pursuant to this Section 2.07, even if the amount referred to in clause (ii) of this Section 2.07 subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or the number of outstanding shares of Common Stock, and (y) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion, subject to the Common Equity Issuance Cap, and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the JSNs, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants.

This mechanism is referred to as the “Alternative Payment Mechanism.”

(b) Market Disruption Event and Supervisory Event. Section 2.07 shall not apply, with respect to any Interest Payment Date, if the Company shall have provided to the Trustee (which the Trustee shall forward upon receipt to the Property Trustee of the Trust who will in turn forward upon receipt to each holder of record of Trust Preferred Securities) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event continued for only part of such period but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered. Section 2.07 shall not apply, with respect to any Interest Payment Date, if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent the Trust is the sole Holder of the JSNs) on or prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Supervisory Event was existing after the immediately preceding Interest Payment Date and (ii) either (x) the Supervisory Event prevented the sale of Qualifying APM Securities for the entire period from the Business Day immediately following the preceding Interest

Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Supervisory Event prevented the sale of Qualifying APM Securities for only part of such period but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) the Supervisory Event prevents the Company from applying the net proceeds of sales of Qualifying APM Securities to pay deferred interest on such Interest Payment Date.

(c) Partial Payment of Deferral Interest. (i) If the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest on any Interest Payment Date pursuant to this Section 2.07, such Eligible Proceeds shall be allocated to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, and payment on each installment of deferred interest shall be distributed to Holders of such installment on a pro rata basis.

(ii) If the Company has outstanding Parity Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and distributions shall be applied to the JSNs and those other Parity Securities on a pro rata basis up to the Common Equity Issuance Cap and the Preferred Stock Issuance Cap (or comparable provisions in the instruments governing those other Parity Securities) in proportion to the total amounts that are due on the JSNs and such other Parity Securities, or on such other basis as the Federal Reserve may approve.

(d) Qualifying APM Securities Definition Change. The Company shall send written notice to the Trustee (which notice the Trustee shall promptly forward upon receipt to the Administrative Trustees, who shall forward such notice to each holder of record of Trust Preferred Securities) in advance of any change in the definition of Qualifying APM Securities to eliminate Common Stock or Qualifying Warrants.

Section 2.08. Redemption of the JSNs. (a) The JSNs shall be redeemable in accordance with Article 11 of the Indenture. The JSNs:

(i) shall be redeemable, in whole or in part, at the Company’s option at any time on or after March 15, 2013; and

(ii) shall be redeemable, in whole but not in part, at any time within 90 days following the occurrence of and during the continuation of a Tax Event, Investment Company Event, Capital Treatment Event or Rating Agency Event.

Any redemption of the JSNs before the Final Maturity Date shall be subject to prior approval of the Federal Reserve, if such approval is then required, under the Federal Reserve’s capital guidelines applicable to bank holding companies.

(b) Redemption Price. The redemption price of the JSNs shall be equal to (i) 100% of the principal amount of the JSNs being redeemed or (ii) in the case of a redemption prior to March 15, 2013 after the occurrence of a Rating Agency Event at the Make-Whole Redemption Price. In the case of a redemption within 90 days after the occurrence of a Tax Event, Investment Company Event or Capital Treatment Event, the redemption price will be equal to 100% of the principal amount of the JSNs, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).

(c) The Company may not redeem the JSNs in part if the principal amount of the JSNs has been accelerated and such acceleration has not been rescinded unless all accrued and unpaid interest including deferred interest has been paid in full on all outstanding JSNs for all Interest Periods terminating on or before the Redemption Date. In addition, the Company may not redeem the JSNs in part if partial redemption would result in the delisting of the Trust Preferred Securities from the New York Stock Exchange or any other national securities exchange or the over-the-counter market on which the Trust Preferred Securities are then listed or traded.

(d) Sinking Fund. The JSNs are not entitled to any sinking fund payments or similar provisions.

Section 2.09. Events of Default.

(a) So long as any JSNs are held by or on behalf of the Trust, the Trustee shall provide to the holders of the Trust Preferred Securities such notices as it shall from time to time provide under Section 5.16 of the Indenture. In addition, the Trustee shall provide to the holders of the Trust Preferred Securities notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the JSNs within 60 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

(b) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the JSNs or the holders of the Trust Preferred Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the JSNs shall be an Event of Default with respect to the JSNs other than those specified as Events of Default in Section 5.1 of the Indenture.

Section 2.10. Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a) The Company appoints The Bank of New York, as Securities Registrar and Paying Agent with respect to the JSNs.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.11. Obligation to Seek Shareholder Approval to Increase Authorized Share.

(a) Obligation to Seek Shareholder Approval. The Company shall use Commercially Reasonable Efforts to seek shareholder consent to increase the number of its authorized shares if, at any date, the Shares Available for Issuance fall below the greater of (i) 6,000,000 million shares (as adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction) and (ii) three times the number of shares that the Company would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of the shares over the 10 Trading Day period preceding such date) (x) then outstanding deferred interest on the JSNs plus (y) twelve additional months of deferred interest on the JSNs.

(b) Amendment to Shares Available for Issuance Provisions. The Company may modify the definition of Shares Available for Issuance and the related provisions hereof without the consent of holders of the Trust Preferred Securities or JSNs, provided that (i) the Company has determined, in its reasonable discretion, that such modification is not materially adverse to such holders, (ii) the rating agencies then rating the Trust Preferred Securities confirm the then current ratings of the Trust Preferred Securities, and (iii) the number of Shares Available for Issuance after giving effect to such modification will not fall below the then applicable threshold set forth in Section 2.11(a) above.

Section 2.12. Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the JSNs, agrees that if a bankruptcy, insolvency or receivership of the Company shall occur prior to the redemption or repayment of such JSNs, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.05 that has not been paid pursuant to Sections 2.05 and 2.07 to the extent such interest relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid on such Holder’s JSNs.

Section 2.13. Amendment. For the purposes of the JSNs (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), Section 9.01 of the Indenture is hereby amended to add the following:

(k)	to add to or change any terms of the Indenture or the JSNs to conform the terms of this Indenture or the JSNs to the description of the JSNs in the Prospectus (as defined in the Declaration of Trust).

ARTICLE 3

REPAYMENT OF JSNs

Section 3.01. Repayments. The Company shall, not more than 15 nor less than 10 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of JSNs to be repaid on such date pursuant to Section 2.02.

Section 3.02. Selection of the JSNs to be Repaid. If less than all the JSNs are to be repaid on any Repayment Date (unless the JSNs are issued in the form of a Global Security or held by the Property Trustee), the particular JSNs to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding JSNs not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any JSNs, provided that the portion of the principal amount of any JSNs not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).

The Trustee shall promptly notify the Company in writing of the JSNs selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of JSNs shall relate, in the case of any JSNs repaid or to be repaid only in part, to the portion of the principal amount of such JSNs which has been or is to be repaid. JSNs registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the JSNs selected for repayment except to the extent no other JSNs remain or would remain outstanding.

Section 3.03. Notice of Repayment. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not later than the 15th day, and not earlier than the 10th Business Day, prior to the Repayment Date, to each Holder of JSNs to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment shall identify the JSNs to be repaid (including CUSIP number, if a CUSIP number has been assigned to the JSNs) and shall state:

(a) the Repayment Date;

(b) if less than all Outstanding JSNs are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular JSNs to be repaid;

(c) that on the Repayment Date, the principal amount of the JSNs to be repaid will become due and payable upon each such JSN or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(d) the place or places where such JSNs are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any JSN designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other JSN.

Section 3.04. Deposit of Repayment Amount. Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.03, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.03 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the JSNs which are to be repaid on that date.

Section 3.05. Repayment of JSNs. If any notice of repayment has been given as provided in Section 3.03, the JSNs or portion of the JSNs with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such JSNs at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding JSNs, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such JSNs, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 3.07 of the Indenture.

Upon presentation of any JSN repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new JSN or JSNs, of authorized denominations, in aggregate principal amount equal to the portion of the JSNs not repaid and so presented and having the same Scheduled Redemption Date and other terms. If a Global Security is so surrendered, such new JSN will also be a new Global Security.

If any JSN required to be repaid shall not be so repaid upon surrender thereof, the principal of such JSN shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the JSN.

ARTICLE 4

EXPENSES

Section 4.01. Expenses. In connection with the offering, sale and issuance of the JSNs to the Trust on behalf of the Trust and in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the JSNs, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the JSNs, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation and indemnification of the Trustee under this First Supplemental Indenture in accordance with the provisions of this First Supplemental Indenture; and

(b) be responsible for and shall pay all debts and obligations (except for any amounts owed to holders of the JSNs in their respective capacities as holders) and all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the indemnities, fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar and the Paying Agent, the costs and expenses relating to the operation of the Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the JSNs.

The Company’s obligations under this Section 4.01 shall be for the benefit of, and shall be enforceable by, any Person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 4.01 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 4.01.

ARTICLE 5

FORM OF JSN

Section 5.01. Form of JSNs. The JSNs are to be substantially in the following form and shall bear any legend required by Section 2.02 of the Indenture:

THIS NOTE IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

No.	Principal Amount: $450,010,000
Issue Date: February 13, 2008

THE PNC FINANCIAL SERVICES GROUP, INC.

7 3/4% JUNIOR SUBORDINATED NOTES DUE MARCH 15 2068

THE PNC FINANCIAL SERVICES GROUP, INC., a corporation organized and existing under the laws of Pennsylvania (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED AND FIFTY MILLION AND TEN THOUSAND DOLLARS ($450,010,000) and all accrued and unpaid interest thereof on March 15, 2068, or if such day is not a Business Day, the following Business Day (the “Final Maturity Date”) provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on March 15, 2038 (the “Scheduled Redemption Date”) or any subsequent Interest Payment Date to the extent, and subject to the conditions, set forth in the First Supplemental Indenture; provided further that, if any date fixed for redemption or repayment is not a Business Day, redemption or repayment of the principal amount will be made on the next day that is a Business Day, without any interest or other payment as a result of such delay.

The Company further promises to pay interest on said principal sum from and including February 13, 2008, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, (subject to deferral as set forth herein) in arrears on March 15, June 15, September 15 and

December 15 of each year, commencing June 15, 2008, at the rate of 73/4% per annum (computed on the basis of a 360 day year comprised of twelve 30 day months) plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05 of the First Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the following day that is a Business Day with the same force and effect as if made on the date the payment was originally payable. “Business Day” shall have the meaning given to such term in the Indenture. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive interest payment periods (each a “Deferral Period”) that do not exceed 10 years, during which Deferral Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided, however, that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment or redemption in full of the Securities. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Deferred interest on the Security will bear interest at the then applicable interest rate, compounded on each Interest Payment Date, subject to applicable law. No interest shall be due and payable during an Deferral Period except at the end thereof. Additional limitations may apply, pursuant to Section 2.06 of the First Supplemental Indenture, if any Deferral Period lasts longer than one year.

So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any debt securities or guarantees of the Company that rank upon the Company’s liquidation on a parity with this Security (including this Security, the “Parity Securities”), or junior in interest to this Security or (iii) make any payments under any guarantee by the Company that ranks pari passu with or junior to the Guarantee Agreement; provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any purchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the applicable Deferral Period, (C) a dividend reinvestment or shareholder purchase plan, or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period; (2) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of its capital stock; (3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (4) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; (5) payments by the Company under any guarantee agreement executed for the benefit of the holders of the Trust Preferred Securities; (6) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock); (7) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Securties) and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities, provided that such payments are made in accordance with Section 2.07(c) of the First Supplemental Indenture to the extent it applies; or (8) any payment of principal on Parity Securities necessary to avoid a breach of the instrument governing such Parity Securities). In addition, if any Deferral Period lasts longer than one year, the restrictions on the Company’s ability to redeem or repurchase certain of its securities will continue until the first anniversary of the date on which all deferred interest on this Security has been paid.

The Company shall give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole holder of the Securities, to the Property Trustee and the Delaware Trustee at least five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Securities, to Holders of the Securities and the Trustee at least five Business Days before the next Interest Payment Date. Notice of the Company’s election of an Deferral Period shall be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

Attest:

SECRETARY OR ASSISTANT SECRETARY

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK, not in its individual capacity but solely as Trustee

By:
Authorized Officer

(FORM OF REVERSE OF JSN)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Amended and Restated Junior Subordinated Indenture, dated as of February 13, 2008 (herein called the “Base Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of February 13, 2008, between the Company and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture” ), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture or in the Second Amended and Restated Declaration of Trust, dated as of February 13, 2008, as amended (the “Declaration of Trust”), for PNC Capital Trust E among The PNC Financial Services Group, Inc., as Sponsor, The Bank of New York, as the Property Trustee, BNYM (Delaware), as the Delaware Trustee, and the Regular Trustee, shall have the meanings assigned to them in the Indenture or the Declaration of Trust, as the case may be.

This Security shall be redeemable at the option of the Company in accordance with the terms of the Indenture.

No sinking fund is provided for the Securities.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities issued to and held by PNC Capital Trust E, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest);

and on all the Securities shall become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article 13 of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.02 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE 6

ORIGINAL ISSUE OF JSNs

Section 6.01. Original Issue of JSNs. JSNs in the aggregate principal amount of $450,010,000 may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said JSNs in accordance with a Company Order.

Section 6.02. Calculation of Original Issue Discount. If during any calendar year any original issue discount shall have accrued on the JSNs, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time. Neither the Company nor the Trust would make actual payments on the JSNs, or on the Trust Preferred Securities, as the case may be, during an Deferral Period.

ARTICLE 7

SUBORDINATION

Section 7.01. Senior Indebtedness. The subordination provisions of Article 13 of the Indenture shall apply.

(a) Notwithstanding the foregoing or any other provision of the Indenture or of this First Supplemental Indenture, provided that the Company is not subject to a bankruptcy, insolvency, liquidation or similar proceeding, the priority of the JSNs in right of payment as to Parity Securities is subject to the provisions of Section 2.06 hereof and the Company shall be permitted to pay interest or principal on Parity Securities in accordance with Section 2.06 hereof.

Section 7.02. Compliance with Federal Reserve Rules. The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the JSNs (if then subject to Article 13 of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Effectiveness. This First Supplemental Indenture will become effective upon its execution and delivery.

Section 8.02. Successors and Assigns. .All covenants and agreements in the Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, receivers, trustees and representatives, whether so expressed or not, and shall inure to the benefit of the Holders of the Securities then Outstanding.

Section 8.03. Further Assurances. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this First Supplemental Indenture.

Section 8.04. Effect of Recitals. The recitals contained herein and in the JSNs, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the JSNs. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the JSNs or the proceeds thereof.

Section 8.05. Ratification of Indenture. The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.06. Governing Law. This First Supplemental Indenture and the JSNs shall be governed by and construed in accordance with the laws of the State of New York and all rights and remedies shall be governed by such law without regard to principles of conflict of laws.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title: